Exhibit 4.103

Rights and Obligations Assumption Letter

This entity, Xianning Bright Scholar Country Garden Bilingual School, is the subsidiary established by BGY Education Investment Management Co., Ltd. (“Investor”) and registered in Xianning at Xian’an District branch office of the Civil Affairs Bureau on March 30, 2021. The Investor holds 100% of the interests in this entity.

In accordance with the Exclusive Management Service and Business Cooperation Agreement (“Agreement”) entered into by and between the Investor, Zhuhai Hengqin Bright Scholar Management Consulting Co., Ltd. and other relevant parties on January 25, 2017, this entity shall join the Agreement according to Article 10.1 of the Agreement as a “New Subsidiary of Party B” under the Agreement.

This entity hereby agrees to join the Agreement as a “New Subsidiary of Party B” of the Investor, enjoy the rights under the Agreement, and perform the obligations according to the Agreement. This Assumption Letter came into effect upon the date of execution.

Xianning Bright Scholar Country Garden Bilingual School

(Seal) Xianning Bright Scholar Country Garden Bilingual School Affixed

By:	/s/ Tao Han
Name:	Tao Han
Title:	Legal Representative
Date:	June 8, 2021